ARROW FINANCIAL CORPORATION

PROFIT SHARING PLAN

PURPOSE:

This Profit Sharing Plan (the “Plan”) of Arrow Financial Corporation (the “Company”) and its subsidiaries may provide for cash payments to eligible employees for superior Company performance during the Plan Year.

PLAN YEAR:

January 1-December 31, which is the Company’s fiscal year.

ELIGIBILITY:

Employees of the Company and its subsidiaries who have completed twelve (12) months of service during which a minimum of 1,000 hours of service has been provided are eligible to participate in the Plan; however employees who participate in the Company’s Short Term Incentive Plan are not eligible to participate in this Plan.   Plan participation begins automatically on January 1, April 1, July 1 or October 1 after an employee has completed the requisite 12 months of service.

AVAILABLE PROFIT SHARING POOL:

Each Plan Year, the Board of Directors, or the Compensation Committee of the Board of Directors, will determine an amount, if any, of Company net income attributable to the Plan Year at issue be dedicated to funding the Plan (the “Profit Sharing Pool”).  Plan funds will be distributed among eligible employees in accordance with a formula to be determined by the Board or the Compensation Committee each Plan Year.

CASH BONUS AWARD:

Payments under the Plan in a Plan Year in which the Profit Sharing Pool has been funded will be distributed to eligible participants in a lump sum cash payment.  Cash awards, if any, for participants whose membership begins after January 1 or who retire (as defined in the Company’s retirement plan), die, or incur a change in employment classification during the Plan Year will be pro-rated.  Payments under the Plan shall be made on the next regular pay date following the Board or Compensation Committee meeting at which the Profit Sharing Pool is approved, generally in December of the Plan Year; provided, however, that in no event will payments under the Plan be paid later than the March 15 immediately following the Plan Year to which the cash award relates.

TERMINATION:

In the event of a participant’s termination of employment prior to December 1 in any Plan Year (other than due to death or retirement as defined in the Company’s retirement plan), any rights to or obligations of the Company to pay amounts under this Plan to that participant resulting from that year’s performance shall terminate.

DEATH OR RETIREMENT:

In the event of the death of a participant during any Plan Year, any cash award determined by the Board or the Compensation Committee to be payable with respect to the Plan Year in which the participant’s death occurs shall be paid to the participant’s spouse, or if none,  to the participant’s estate.  In the event of the retirement of a participant during any Plan Year, any cash award determined by the Board or the Compensation Committee to be payable with respect to the Plan Year in which the participant’s retirement occurs shall be paid to the participant. All payments under this section shall be made at the same time and in the same manner as provided above and will be pro-rated through the date of termination of employment.

RESERVATIONS:

The Plan shall not be deemed to give any employee any vested interest or assignable right, and shall not be deemed an asset by any employee, heir or assignee.  The Board of Directors reserves the right to alter, modify, or terminate the Plan, thereby altering, amending or terminating any or all participants’ rights under this Plan at any time, including following a Plan Year, but prior to payment.

EFFECTIVE DATE:

The effective date of the Plan is January 1, 1992 with amendments made on 5/19/93, 5/24/94 and 11/19/08.  The Plan was operated in good faith compliance with the short-term deferral exemption under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder for the period from January 1, 2005 through December 31, 2008.  Beginning January 1, 2009, the Plan will be administered in accordance with the terms of this Plan document and the short-term deferral exemption under Code Section 409A and the regulations thereunder.